                                                                 EXHIBIT (A)(12)

CONTACT:  TOM MARDER

                (301) 380-2553
            thomas.marder@marriott.com

TENDER OFFERS FOR COURTYARD BY MARRIOTT LIMITED PARTNERSHIP AND COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP UNITS EXPIRE; ORDER ENTERED APPROVING SETTLEMENT

WASHINGTON, D.C. - Oct. 24, 2000 - Marriott International, Inc. (NYSE:MAR) and Rockledge Hotel Properties, Inc. announced today that the tender offers by CBM I Holdings LLC and CBM II Holdings LLC, wholly owned subsidiaries of a joint venture between Marriott International and Rockledge Hotel Properties, to acquire all outstanding units of limited partnership interest of Courtyard by Marriott Limited Partnership ("Courtyard I") and Courtyard by Marriott II Limited Partnership ("Courtyard II") expired at 11:00 a.m., New York City time, on Tuesday, October 24, 2000.

Orders approving the Courtyard I and Courtyard II settlements and dismissing the underlying litigation were entered at a hearing held earlier today. It is anticipated that the purchase offers and the mergers will be consummated on or about November 28, 2000.

According to Gemisys Corporation, the claims administrator for the purchase offers, as of 11:00 a.m., New York City time on October 24, approximately 794 Courtyard I units and 1209 Courtyard II units were tendered and not withdrawn pursuant to the purchase offers, representing more than 69% and 82% of the outstanding Courtyard I units and Courtyard II units, respectively. No Courtyard I unit holder elected to opt out of the settlement. The holders of 3 units of Courtyard II elected to opt out of the settlement, out of a total of 1,470 units.

Upon consummation of the mergers, CBM I Holdings LLC and CBM II Holdings LLC will acquire all of the remaining units of limited partnership interest of Courtyard I and Courtyard II, respectively.

                      ------------------------------------

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with over 2,000 operating units in the United States and 58 other countries and territories. The company is headquartered in Washington, D.C., and has approximately 151,000 employees.

ROCKLEDGE HOTEL PROPERTIES INC. is a Delaware corporation formed in connection with Host Marriott Corporation's (NYSE: HMT) reorganization of its business operations to qualify as a "real estate investment trust," or REIT, for federal income tax purposes.

# # #